UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 26, 2025 (March 21, 2025)

XAI Octagon Floating Rate & Alternative Income Trust

(Exact name of registrant as specified in its charter)

Delaware	811-23247	82-235867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 North Clark Street, Suite 2430, Chicago, Illinois	60654
(Address of principal executive offices)	(Zip Code)

Registrants telephone number, including area code (312) 374-6930

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of Beneficial Interest	XFLT	New York Stock Exchange
6.50% Series 2026 Term Preferred Shares (Liquidation Preference $25.00)	XFLTPRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 21, 2025 (the “Closing Date”), XAI Octagon Floating Rate & Alternative Income Trust (NYSE: XFLT) (the “Trust”) entered into a Credit Agreement (the “Credit Agreement”) between the Trust, as the borrower, and BNP Paribas SA, as the bank (the “Bank”). The Credit Agreement replaces the Trust’s existing Credit Agreement, dated as of October 6, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified through the Closing Date, the “Existing Credit Agreement”), by and between the Trust and Société Générale, as lender and administrative agent. The Existing Credit Agreement was terminated substantially concurrently with the Trust’s entry into the Credit Agreement and all outstanding amounts and commitments thereunder have been repaid in full and terminated.

The Credit Agreement provides for a senior secured revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $300,000,000, scheduled to terminate on March 19, 2027, or such later date as the Trust and the Bank may agree pursuant to the Credit Agreement. Loans under the Revolving Credit Facility will bear interest at a per annum rate based on SOFR plus a margin of 1.48%. The Trust will also pay a commitment fee on unused commitments, payable quarterly, at a per annum rate equal to (x) at all times when the principal obligations are greater than 75% of the commitments, 0.00%, and (y) at all other times, 0.55%.

The obligations of the Trust under the Revolving Credit Facility are secured by substantially all of the assets of the Trust. The Credit Agreement contains affirmative and negative covenants that are customary for a senior secured credit agreement. The negative covenants include, among other things, limitations on indebtedness, liens, mergers, dividends and investments. The Credit Agreement includes usual and customary events of default for credit facilities of this nature.

On the Closing Date, the Trust borrowed $237 million under the Credit Agreement, substantially all of which was used to fully repay outstanding borrowings under the Existing Credit Agreement.

As of the Closing Date, the Trust’s financial leverage, through indebtedness under the Credit Facility and the Trust’s outstanding preferred shares of beneficial interest, represented approximately 39.73% of the Trust’s Managed Assets. The use of leverage is a speculative technique that involves special risks. There can be no assurance that the Trust’s leveraging strategy will be successful.

The description above is only a summary of the material provisions of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1, to this current report on Form 8-K and by this reference incorporated herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Credit Agreement, dated as of March 21, 2025, between XAI Octagon Floating Rate & Alternative Income Trust and BNP Paribas SA

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XAI OCTAGON FLOATING RATE & ALTERNATIVE INCOME TRUST

Date: March 26, 2025	By:	/s/ Benjamin D. McCulloch
	Name:	Benjamin D. McCulloch
	Title:	Secretary and Chief Legal Officer